FOR IMMEDIATE RELEASE	CONTACT:
Thursday, August 1, 2013	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2013 Results

West Des Moines, Iowa, August 1, 2013 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2013	2012
Net income attributable to FBL	$29,587	$20,291
Operating income	25,637	19,917
Earnings per common share (assuming dilution):
Net income	1.13	0.73
Operating income	0.98	0.72

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the second quarter of 2013 of $29.6 million, or $1.13 per diluted common share compared to $20.3 million, or $0.73 per diluted common share, for the second quarter of 2012.

Operating Income(1). Operating income totaled $25.6 million, or $0.98 per common share, for the second quarter of 2013, compared to $19.9 million, or $0.72 per common share, for the second quarter of 2012. Second quarter 2013 operating income reflects:

•	Strong underlying results from Farm Bureau Life

•	Investment fee income of $0.04 per share, primarily due to higher than expected bond calls and prepayments

•	Favorable mortality experience (approximately $0.04 per share better than that expected for each remaining quarter of 2013)

•
Increased equity income due to favorable stock market performance and benefits from low income housing tax credit investments (approximately $0.03 per share better than that expected for each remaining quarter of 2013)

•	The favorable impact of $0.01 per share from unlocking assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group again delivered strong financial performance in the second quarter with a 55 percent increase in net income to $1.13 per share and a 36 percent increase in operating income to $0.98 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "Our strategies of driving life insurance sales, managing expenses and maintaining a strong capital position produced another quarter of results that exceed expectations. This is another great outcome achieved by all of our exclusive Farm Bureau agents and FBL employees who act on our mission to protect livelihoods and futures."

Product Revenues. Premiums and product charges for the second quarter of 2013 totaled $72.9 million compared to $70.1 million in the second quarter of 2012. Interest sensitive product charges increased 11 percent while traditional life insurance premiums were flat during the quarter. Premiums collected(2) in the second quarter of 2013 totaled $165.6 million compared to $171.7 million in the second quarter of 2012. Life insurance premiums collected increased 36 percent, while annuity premiums collected declined 29 percent, reflecting the focus on life insurance sales and decreased emphasis on annuity sales during this period of low interest rates.

Investment Income. Net investment income in the second quarter of 2013 totaled $92.9 million compared to $89.4 million in the second quarter of 2012. The increase is due to an increase in average invested assets and an increase in investment fee income, partially offset by lower investment yields on investments purchased during the quarter. The annualized yield earned on average invested assets, with securities at cost, was 5.69 percent for the six months ended June 30, 2013, compared to 5.85 percent for the six months ended June 30, 2012. At June 30, 2013, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $136.3 million in the second quarter of 2013, compared to $136.1 million in the second quarter of 2012. Mortality experience during the quarter was favorable with death benefits, net of reinsurance and reserves released, totaling $21.4 million in the second quarter of 2013, compared to $18.3 million in the second quarter of 2012. By its nature, mortality experience can fluctuate from quarter to quarter. During the second quarter of 2013, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves, resulting in the positive impact of $0.01 per share after-tax.

Net Realized Gains/Losses on Investments. In the second quarter of 2013, FBL Financial Group recognized net realized gains on investments of $7.2 million. The net realized gain on investments of $7.2 million is attributable to gains on sales of $8.1 million, losses on sales of $0.7 million and impairments of $0.2 million.

Capital and Book Value. As of June 30, 2013, the book value per share of FBL Financial Group common stock totaled $44.24, a decrease from $47.47 at December 31, 2012, primarily related to a decline in net unrealized gains due to rising interest rates. Book value per share, excluding accumulated other comprehensive income(3), increased 4.8 percent to $37.81 at June 30, 2013 from $36.09 at December 31, 2012. The June 30, 2013 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the year to approximately 526 percent.

Stock Repurchases. During the quarter, FBL repurchased 201,499 shares of its common stock for a cost of $8.5 million, including expenses. FBL has approximately $20.4 million availability remaining under its stock repurchase program.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 2, 2013, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Interest sensitive product charges	$26,795	$24,190	$52,099	$49,422
Traditional life insurance premiums	46,058	45,908	90,992	89,031
Net investment income	92,898	89,423	183,708	176,311
Net realized capital gains on sales of investments	7,435	4,411	11,367	5,290

Total other-than-temporary impairment losses	(199)	(3,679)	(845)	(14,980)
Non-credit portion in other comprehensive income	—	—	—	9,779
Net impairment loss recognized in earnings	(199)	(3,679)	(845)	(5,201)

Other income	3,696	5,729	7,410	10,734
Total revenues	176,683	165,982	344,731	325,587

Benefits and expenses:
Interest sensitive product benefits	48,631	49,328	96,923	98,410
Traditional life insurance benefits	40,263	40,341	80,069	79,452
Policyholder dividends	3,395	3,370	6,753	7,614
Underwriting, acquisition and insurance expenses	37,335	34,374	72,359	67,101
Interest expense	1,838	1,983	3,813	3,965
Other expenses	4,818	6,683	9,202	12,506
Total benefits and expenses	136,280	136,079	269,119	269,048
	40,403	29,903	75,612	56,539
Income taxes	(13,378)	(10,256)	(24,961)	(19,014)
Equity income, net of related income taxes	2,528	630	3,840	2,251
Net income from continuing operations	29,553	20,277	54,491	39,776
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	—	—	—	(2,252)
Loss from discontinued operations, net of tax	—	(84)	—	(764)
Total loss from discontinued operations	—	(84)	—	(3,016)
Net income	29,553	20,193	54,491	36,760
Net loss attributable to noncontrolling interest	34	98	62	118
Net income attributable to FBL Financial Group, Inc.	$29,587	$20,291	$54,553	$36,878

Earnings per common share - assuming dilution	$1.13	$0.73	$2.10	$1.25

Weighted average common shares	25,832,976	27,437,027	25,705,154	28,982,937
Effect of dilutive securities	243,386	267,446	257,662	372,929
Weighted average common shares - diluted	26,076,362	27,704,473	25,962,816	29,355,866

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, changes in net unrealized gains and losses on derivatives, discontinued operations and loss on debt redemption associated with disposed operations. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$29,587	$20,291	$54,553	$36,878
Adjustments:
Loss on debt redemption (a)	—	—	—	22
Net impact of discontinued operations (a)	—	84	—	3,016
Net realized gains/losses on investments (a)	(4,413)	(222)	(6,308)	27
Change in net unrealized gains/losses on derivatives (a)	463	(236)	526	(110)
Operating income	$25,637	$19,917	$48,771	$39,833

Operating income per common share - assuming dilution	$0.98	$0.72	$1.88	$1.36

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2013	December 31, 2012
Book value per share	$44.24	$47.47
Less: Per share impact of accumulated other comprehensive income	6.43	11.38
Book value per share, excluding accumulated other comprehensive income	$37.81	$36.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $164.8 million at June 30, 2013 and $289.9 million at December 31, 2012. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2013	December 31, 2012
Assets
Investments	$7,087,380	$7,160,650
Cash and cash equivalents	62,071	78,074
Deferred acquisition costs	300,464	204,326
Other assets	384,582	355,867
Assets held in separate accounts	641,248	618,809
Total assets	$8,475,745	$8,417,726

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,682,042	$5,507,921
Other policy funds, claims and benefits	632,779	626,830
Debt	147,000	147,000
Other liabilities	236,396	304,919
Liabilities related to separate accounts	641,248	618,809
Total liabilities	7,339,465	7,205,479

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	128,507	115,706
Class B common stock	7,197	7,522
Accumulated other comprehensive income	164,788	289,853
Retained earnings	832,737	796,110
Total FBL Financial Group, Inc. stockholders' equity	1,136,229	1,212,191
Noncontrolling interest	51	56
Total stockholders' equity	1,136,280	1,212,247
Total liabilities and stockholders' equity	$8,475,745	$8,417,726

Common shares outstanding	25,614,196	25,475,074

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